EXHIBIT 8.1
February 1, 2006
United Development Funding III, L.P.
1702 N. Collins Boulevard
Suite 100
Richardson, Texas 75080
Ladies and Gentlemen:
     In connection with the filing of the Registration Statement on Form S-11 (the “Registration Statement”) by United Development Funding III, L.P., a Delaware limited partnership (hereinafter referred to as “UDF III”), which has UMTH Land Development, L.P., a Delaware limited partnership, as its general partner (the “General Partner”), which filing includes, among other things, the prospectus for its public offering of units (the “Units”) of limited partnership interest (the “Prospectus”), we advise you that we have prepared the section of the Prospectus entitled “Federal Income Tax Considerations.”
     In connection with the preparation of this portion of the Prospectus, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of UDF III.
     In addition, we have reviewed applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters being opined upon. The opinions set forth in this letter also are premised on certain additional information and representations through consultation with the General Partner, including those contained in the General Partner’s management representation certificate to us dated February 1, 2006 as are germane to the opinions expressed in the Prospectus.
     Subject to the foregoing and the other limitations contained in this letter, the Prospectus accurately sets forth our opinions as to the tax issues as identified therein. Specifically, it is our opinion that:
1.	UDF III will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

2.	UDF III will not be classified as a “publicly traded partnership” under Section 7704 of the Code;

Morris, Manning & Martin, LLP
United Development Funding III, L.P.
February 1, 2006

3.	A limited partner’s interest in UDF III will be treated as a passive activity. As discussed in the section of the Prospectus under the caption “Federal Income Tax Considerations – Deductibility of Losses – Limitations – Passive Loss Limitation,” some of the income from UDF III will be treated as not from a passive activity;

4.	Items of partnership income, gain, loss, deduction and credit will be allocated among the General Partner and UDF III’s limited partners substantially in accordance with the allocation provisions of its partnership agreement;

5.	The activities contemplated by UDF III will be considered activities entered into for profit; and

6.	In the aggregate, substantially more than half of the material federal income tax benefits, in terms of their financial impact on an investor in UDF III, will be realized by an investor in units of UDF III.
     We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
     We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.
     We also note that an opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions. This opinion may be relied upon by investors in Units of UDF III. However no opinion is given herein as to the tax consequences to limited partners of UDF III with regard to any material tax issue which impacts at the individual or partner level and is dependent upon an individual limited partner’s tax circumstances, including but not limited to, issues relating to the alternative minimum tax, investment interest limitations or the application of Section 183 of the Code at the partner level.
     We undertake no obligation to update the opinions expressed herein at any time after the date

Morris, Manning & Martin, LLP
United Development Funding III, L.P.
February 1, 2006

hereof. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities laws.

MORRIS, MANNING & MARTIN, LLP, a limited liability partnership
By:	/s/ Charles R. Beaudrot, Jr.
A Partner